EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-128387, 333-115611, 333-84134, 333-37964, 333-52896 and 333-110060; Form S-4 Nos. 333-43674, 333-82593 and 333-120330; and Form S-8 Nos. 333-108291, 333-46146, 333-36606, 333-86531, 333-74061, 333-105730, 333-108291, 333-108442, 333-112495, 333-115447 and 333-115611) of Invitrogen Corporation and in the related Prospectuses of our reports dated February 13, 2008, with respect to: (1) the consolidated financial statements and schedule of Invitrogen Corporation and (2) the effectiveness of internal control over financial reporting of Invitrogen Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

San Diego, California

February 13, 2008